Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Investment Trust II of our reports dated December 16, 2024, relating to the financial statements and financial highlights, of each of the funds listed in Appendix A (collectively, the “Funds”), which appear in John Hancock Investment Trust II’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 24, 2025

Appendix A

Trust	Fund Name	Report Date
John Hancock Investment Trust II	John Hancock Financial Industries Fund	December 16, 2024

John Hancock Investment Trust II	John Hancock Regional Bank Fund	December 16, 2024

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